EXHIBIT 99.2

     Anadarko Increases Quarterly Dividend on Common Stock by 29%

    HOUSTON--(BUSINESS WIRE)--Jan. 28, 2005--The Board of Directors of Anadarko Petroleum Corporation (NYSE:APC) has elected to increase the quarterly dividend on the company's common stock by 29 percent.
    "Anadarko has performed well in the past year and we are confident about our prospects for continued growth," said Jim Hackett, Anadarko Petroleum president and CEO. "We said we would maintain financial discipline, which includes providing shareholders a competitive current return on investment. Through the combination of our ongoing stock repurchase program and today's announced dividend increase, we are making good on that promise."
    A dividend of 18 cents per share was declared on the company's outstanding common stock, payable on March 23, 2005, to stockholders of record at the close of business on March 9, 2005.
    Also, a standard dividend of $13.65 per share (equivalent to $1.365 per Depositary Share) was declared on the company's 5.46% Series B Cumulative Preferred Stock, payable on March 31, 2005, to stockholders of record at the close of business on March 15, 2005.
    The amount of future dividends for Anadarko common stock will depend on earnings, financial condition, capital requirements and other factors. The Board of Directors will determine dividends on a quarterly basis.


              ANADARKO PETROLEUM CORPORATION (NYSE:APC)
                                              5.46% Series B
                  Common Stock             Cumulative Preferred Stock

Record Date:      March 9, 2005            March 15, 2005
Payment Date:     March 23, 2005           March 31, 2005
Amount:           18 cents per share       $13.65 per share
                                           (Equivalent to $1.365 per
                                           Depositary Share)

    Anadarko Petroleum Corporation's mission is to deliver a competitive and sustainable rate of return to shareholders by developing, acquiring and exploring for oil and gas resources vital to the world's health and welfare. As of year-end 2004, the company had
2.37 billion BOE of proved reserves, making it one of the world's largest independent exploration and production companies. Anadarko's operational focus extends from the deepwater Gulf of Mexico, up through Texas, Louisiana, the Mid-Continent, western U.S. and Canadian Rockies and onto the North Slope of Alaska. Anadarko also has significant production in Algeria, Venezuela and Qatar, and exploration or production positions in several other countries. For more information about how Anadarko is bringing excellence to the surface, please visit: www.anadarko.com.

    This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Anadarko believes that its expectations are based on reasonable assumptions. No assurance, however, can be given that its goals will be achieved. A number of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release. While Anadarko makes these forward-looking statements in good faith, neither Anadarko nor its management can guarantee that the anticipated future results will be achieved. See Regulatory Matters and Additional Factors Affecting Business in the Management's Discussion and Analysis included in the company's 2003 Annual Report on Form 10-K.

    CONTACT: Anadarko Petroleum Corporation, Houston
             Media Contacts:
             Teresa Wong, 832-636-1203
             teresa_wong@anadarko.com
             or
             Investor Contacts:
             David Larson, 832-636-3265
             david_larson@anadarko.com
             or
             Stewart Lawrence, 832-636-3326
             stewart_lawrence@anadarko.com